Exhibit 5.1

May 26, 2004

Contango Oil & Gas Company

3700 Buffalo Speedway

Suite 960

Houston, Texas 77098

Re: Contango Oil & Gas Company – Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to Contango Oil & Gas Company, a Delaware corporation (the “Company”), in connection with the filing of this Registration Statement on Form S-3 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), with the Securities and Exchange Commission (the “SEC”).

The Registration Statement relates to the proposed offering and sale of 828,084 shares (the “Shares”) of the Company’s common stock, par value $0.04 per share (the “Common Stock”), by the selling stockholders named in the Registration Statement. The Shares consist of shares of Common Stock that (i) were issued upon the exercise of warrants issued (the “Issued Shares”) by the Company and dated as of August 20, 1999 (collectively, the “Exercised Warrants”); (ii) may be issued (the “Warrant Shares”) upon the exercise of warrants issued by the Company and dated as of August 25, 1999 (collectively, the “Unexercised Warrants”, and together with the Exercised Warrants, the “Warrants”); and (iii) may be issued (the “Option Shares”) upon the conversion of certain stock options granted by the Company pursuant to stock option agreements (collectively, the “Stock Option Agreements”) dated as of October 10, 2002, June 28, 2002, March 31, 2002, December 31, 2001, September 30, 2001, June 30, 2001, March 30, 2001, December 31, 2000, and November 4, 1999 (collectively, the “Options”).

In rendering the opinion set forth below, we have examined the Registration Statement and the exhibits thereto; the Warrants; the Stock Option Agreements; resolutions adopted by the board of directors of the Company; certain other records of the Company’s corporate proceedings as reflected in its minute books; and such statutes, records, and other documents as we have deemed appropriate for purposes of the opinion set forth herein. We have made such inquiries of the Company’s officers as we have deemed relevant in rendering this opinion. As to matters of fact, we have relied on representations of officers of the Company. In our examination, we have assumed the reservation and continued availability of a sufficient number of authorized but unissued shares of Common Stock to satisfy the rights of the holders of the Options and Unexercised Warrants upon the exercise thereof; the genuineness of all signatures; the legal

Contango Oil & Gas Company

May 26, 2004

capacity of all natural persons; the authenticity of the documents submitted to us as originals; the conformity with the originals of all documents submitted to us as certified, facsimile, or photostatic copies; and the authenticity of the originals of all documents submitted to us as copies.

Based upon the foregoing, we are of the opinion that (i) the Issued Shares have been duly authorized by the Company and are validly issued, fully paid, and nonassessable; (ii) the Warrant Shares have been duly authorized by the Company and, when issued in accordance with the terms of the Warrants, will be validly issued, fully paid, and nonassessable; and (iii) the Option Shares have been duly authorized by the Company and, when issued in accordance with the terms of the Stock Option Agreements, will be validly issued, fully paid, and nonassessable.

The opinion expressed herein is limited to the laws of the State of Delaware. We hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to us under the caption “Legal Matters” in the prospectus included in the Registration Statement. In giving such consent, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the SEC thereunder.

Very truly yours,

/s/ Morgan, Lewis & Bockius LLP